The South Financial Group, Inc.

LONG TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement

2007 – 2009 Program

This Restricted Stock Unit Award Agreement (this “Agreement” or this “Award”) is made as of ________ (the “Grant Date”), by and between The South Financial Group, Inc. (the “Company”) and ____________ (the “Participant”). Where the context permits, the term “Company” shall include its subsidiaries.

DISCLAIMER

This Agreement is NOT a contract of employment. The employment relationship between Participant and the Company (unless there is a specific individual employment contract) is at-will and voluntary. This means that either the Company or the Participant can terminate the employment relationship at any time with or without cause and with or without notice. The employment at-will status of such persons is not be altered by this document or any other statement or representation by any person on behalf of the Company, but can only be altered only by an express written contract which purports to alter such relationship, which contract must be signed by the appropriate member of the Company’s management executive committee.

All employees who have entered into or may later enter into such a written contract are further advised that this document does not in any way alter, modify, or amend such contract.

The Participant is further advised that the employment relationship between the Company and the Participant is not modified in any way by any employee’s ownership, vesting, or other interest of any kind in any benefit or asset that may be provided or awarded under the 2007 – 2009 Long Term Incentive Plan program (the “Plan”) or this Award. However, certain provisions of this Award may be conditioned upon continued employment with the Company or may otherwise be related to the duration of the Participant’s employment with the Company.

        WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has, pursuant to the Plan, granted this Award to the Participant and authorized and directed the execution and delivery of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.

Award. The Participant is hereby granted this Award of _______ Restricted Stock Units (“Units”). Of this Award, one-third (or _______Units) will be subject to “Employment Conditions” (set forth below in the Award Schedule) and two-thirds (or _______ Units) will be subject to achievement of certain “Performance Goals” (set forth below in the Award Schedule) with respect to the performance period from January 1, 2007 through December 31, 2009 (the “Performance Period”). If levels of performance are achieved in excess of the 100% target level, than the number of Units that can be earned can be increased by up to 100%. For your Award, the _______ Units subject to performance conditions can increase to _______ Units at 100% achievement of stretch performance.

2.	Payment.
(i)

As soon as practicable after the close of the Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals have been achieved. If the Performance Goals have been achieved, the Committee will determine the number of Units that have vested based upon the formula set forth in the Award Schedule. Units that have not met the Performance Conditions will be forfeited.

(ii)	Units subject to the Employment Conditions will vest according to the Award Schedule.

(iii)

As soon as practical after the Units have vested, the Company shall deliver to the Participant one share of Company common stock (“Stock”) for each Unit so earned, subject to any reductions for tax withholding, as contemplated in Paragraph 5 below.

3.

Termination. The Participant must be a Company employee as of the date of vesting to be entitled to receive any Stock as a result of this Award. All Units granted hereunder and not otherwise earned and vested, will be forfeited upon Participant ceasing to be a Company employee.

4.

Change of Control. Anything in this Agreement to the contrary notwithstanding, in the event of a Change of Control as defined by the Plan document, all Units subject to Employment Conditions will vest as of the date of the Change in Control. All Units subject to Performance Conditions will vest at the 100% level as of the date of the Change in Control.

5.

Taxes. The Company shall withhold all applicable taxes required by law from all amounts paid in satisfaction of the Award. A Participant may satisfy the tax obligation with respect to the Award (i) by paying the amount of any such taxes in cash or check (subject to collection), (ii) by the delivery (or attestation of ownership) of shares of Stock, or (iii) with the approval of the Committee, by having shares of Stock deducted from the payment. The amount of the withholding and, if applicable, the number of shares of Stock to be deducted shall be determined by the Committee as of when the withholding is required to be made, provided that the number of shares of Stock so withheld shall not exceed the minimum required amount of such withholding.

6.	Non-Assignability. This Award and the related Units are not assignable or transferable other than by will or by the laws of descent and distribution.

7.

Rights as a Stockholder. Subject to the terms and provisions of applicable law and of this Agreement, the Participant shall have no rights as a stockholder of the Company with respect to the Units until such time as the Company delivers the share of Stock for each Unit earned..

8.	Distributions with Respect to Stock.

(i)

For Units subject to Performance Conditions, and pending determination of whether Performance Conditions have been achieved, an amount equal to the cash dividends paid with respect to the number of shares of Stock equal to such Units shall be held un-invested by the Company. Participant will vest in these cash dividend equivalents to the same extent that the underlying Units that become vested due to achievement of Performance Conditions, and if vested, will be paid to the Participant as soon as practical after determination that the Performance Conditions have been satisfied. Cash dividend equivalents related to Units that are forfeited will be forfeited.

(ii)

With respect to Units subject to Employment Conditions and prior to vesting of such Units, an amount equal to the cash dividends paid with respect to the number of shares of Stock equal to such Units shall be paid to Participant as ordinary income through payroll. Any right to receive such cash dividend equivalents will terminate upon the forfeiture of the underlying Units.

(iii)

Participants will receive any stock dividends on the same basis as holders of Stock, except their dividends will be in the form of additional Units (and will vest to the extent the underlying Units with respect to which they were issued, vest). Any Units received by a recipient as a stock dividend, or as a result of stock splits, recapitalizations, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise, directly or indirectly, shall have the same status and be subject to this Agreement in the same manner as the underlying Unit with respect to which it was issued.

9.	No Right to Continued Service. Nothing herein shall obligate the Company to continue the Participant’s employment or other service for any particular period or on any particular basis of compensation.

10.

Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Participant and his or her executors or administrators, heirs, and personal and legal representatives.

11.

Execution. This Award is not enforceable until this Agreement has been signed by the Participant and the Company. By executing this Agreement, the Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

12.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina, without regard to the conflict of laws principles thereof.

13.	Modifications. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.

Entire Agreement. This Agreement, together with the Plan, sets forth all of the agreements between the parties hereto with respect to the Units granted hereunder, and there are no agreements between them with respect to the Units other than as set forth herein or therein. The terms and conditions of the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

15.	Construction. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

16.

Notices. Any and all notices required herein shall be addressed: (i) if to the Company, to the principal executive office of the Company; and (ii) if to the Participant, to his or her address as reflected in the records of the Company.

17.

Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

        IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the day and year first above written.

The South Financial Group, Inc.

By:
        (signature)

        (print name)

AWARD SCHEDULE

Restricted Stock Unit Award

(Based On Employment Conditions)

Grant Year	% of Restricted Stock Units	Number of Restricted Stock Units - Target
2007	100%

Employment Conditions

Cumulative Percent of Award	Restrictions Lapse as of
33.3% 33.3% 33.3%	January 31, 2008 January 31, 2009 January 31, 2010

Restricted Stock Unit Award

(Based on Performance)

Performance Period	% of Restricted Stock Units	Number of Restricted Stock Units - Target	Number of Restricted Stock Units - Stretch
2007 to 2009	100%

Performance Rating

For the Performance Period, the Board will evaluate the performance of The South Financial Group, Inc with respect to two established performance measures and the approved threshold, target and stretch performance levels. The percentage performance of each measure will be determined independently. Once the percentage performance has been determined, an overall percentage performance will be calculated by adding together each performance measure’s weight times the percentage performance for that measure. The percentage of Units that have met the performance conditions is equal to the overall percentage performance times the number of Units awarded.

The percentage performance for each measure will be determined in the following manner:

1.	If performance is below the threshold, then that measures percentage performance is 0%.

2.

If performance is below the target but exceeds the threshold, then that measures percentage performance is calculated based on straight-line interpolation and will be between 50% and 100% of the Units awarded.

3.	If performance is exactly equal to the target, then that measures percentage performance is 100% of the Units awarded.

4.

If performance is in between the target and the stretch, then that measures percentage performance is calculated based on straight-line interpolation and will be between 100% and 200% of the Units awarded.

5.	If performance is equal to or exceeds the stretch, then the percentage performance is 200% of the Units awarded.

Performance Goals

Operating EPS Growth (     Weight)

•	Operating EPS Growth versus Peers (fiscal year ending 12-31-2009 versus fiscal year ending 12-31-2006 2006)
>	Operating EPS will be defined according to First Call consensus for TSFG and each company in the Peer Group determined by the Committee.
>	The Operating EPS growth rate of the Peer Group will be the compounded average annual growth rate in operating EPS of the Peer Group (unweighted) between the fiscal year ended December 31, 2006 and the fiscal year ended December 31, 2009.
•	The Peer Group will be established at the start of the period and no companies will be added to the peer group during the period
•	Comprised of banks that meet the following criteria:
>	Commercial banks
>	US-headquartered
>	Publicly traded
>	Between $7B and $35B in asset size as of December 31, 2006
>	Continue to be in business, independent and publicly traded as of December 31, 2009
•	Performance-based vesting schedule for Operating EPS Growth versus Peers component
>	0% vesting if TSFG Operating Earnings are < _______ percentile of Peer Group
>	50% vesting if TSFG Operating Earnings are at _______ percentile of Peer Group
>	100% vesting if TSFG Operating Earnings are at _______ percentile of Peer Group
>	200% vesting if TSFG Operating Earnings are at _______ percentile and above of Peer Group
•	Results will be interpolated between _______ and _______ percentile
•	Operating EPS will be determined by the Committee in its sole discretion

Net Income ROE (    Weight)

•	ROE versus Goal (calculated using operating earnings)
•	Performance-based vesting schedule
>	0% vesting < _______ ROE
>	50% vesting at _______ ROE
>	100% vesting at _______ ROE
>	150% vesting at _______ ROE
>	Results will be interpolated between _______ and _______
•	Operating EPS will be determined by the Committee in its sole discretion